Confidential Treatment Requested by Pac-West Telecomm, Inc.

DIAL ACCESS SERVICES AGREEMENT

This Dial Access Services Agreement (“Agreement”) is entered into as of January 31, 2002 (“Effective Date”) by and between Pac-West Telecomm, Inc. (“Pac-West”), a California corporation, and Qwest Communications Corporation (“Qwest” or “Customer”), a Delaware corporation.

WHEREAS, Pac-West is the single point of contact through which Customer may order services under this Agreement for itself and its affiliates from the Pac-West family of companies;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pac-West and Customer agree as follows:

1.  Service Description

(a)  General Service Overview

Pac-West is providing to Customer, Customer’s end users, and Customer’s clients and reseller’s end users (collectively, “Users”) a turn-key bundled service offering as described in this Section 1 (“Service”). The Customer-facing product is measured in units of modem ports (“Ports”) that are capable of terminating local or long distance end-user-originated modem or ISDN calls to effect connectivity to the Internet. The Ports are housed in network devices of various configurations and referred to as network access servers (“NAS”). The NASs and associated equipment shall be obtained and installed by Pac-West, at its sole cost and expense. Pac-West shall also purchase and manage at its own expense hardware maintenance contracts for the NASs and shall ensure that Customer is authorized pursuant to such contracts to submit and coordinate Returned Merchandise Authorizations (RMAs) and similar correspondence with the maintenance provider. The NASs are managed by Customer in all software regards upon Service acceptance, and shall be installed in telco-grade co-location facilities or Pac-West operated central offices (“Pac-West Equipment Sites”) at Pac-West’s discretion. Incoming User’s calls will be connected to the NAS from a Pac-West-owned and operated switch or functional equivalent (“Pac-West Switch”) using an ISDN primary rate interface (“PRI”) using NFAS technology on PRIs. The current operational configuration utilizes two D channels per 28 T-1s. If another solution is requested, it must be a mutually agreed upon alternative, and comparable telecommunication facility provided by Pac-West (“Ingress Circuits”). When more than one PRI is required to support the peak simultaneous User load from a given local calling area (“LCA”), Pac-West will provision any additional PRI’s ordered by Customer for the same LCA such that incoming User calls will be routed to the additional PRI’s associated with that LCA until saturation of the current PRI receiving calls (“Rotary”). Where possible, unless requested otherwise by Qwest, Pac-West will provision all LCAs served by a given Pac-West Switch into one consolidated trunk group prior to the hand off to the NAS. Each LCA’s Rotary will be provisioned by Pac-West for multiple unique phone number assignments in quantities defined hereafter. Pac-West will maintain an appropriate level of inter-machine trunking (“IMT”) to the Pac-West Switch from the Public Switched Telephone Network (“PSTN”) such that all User offered load for which there are available Ports on the NAS can be supported. Pac-West will install, maintain, and provide as part of Service all additional supporting management and aggregation infrastructure that is required locally within each Pac-West Equipment Site as specified herein. Customer will carry User traffic from the egress port of the last Pac-West-owned equipment through which the User call is routed back to Customer’s network via various circuit architectures as defined herein (“Egress Circuits”); the ordering and cost burden of such backhaul circuitry being the sole responsibility of Customer. Pac-West will bill and Customer shall pay for Service on a per port unit basis in accordance with the provisions and conditions as defined in this Agreement.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(b)  Accepted Service Configurations

Following is a list of attached Exhibits that detail the architecture, operational requirements, and relevant technical parameters associated with the Service, which such list can be appended upon Customer’s request to include additional configurations upon certification by Customer.

(i)  Cisco Equipment Configurations (Refer to Exhibit 6).

(c)  Service Elements

The Service provided by Pac-West is a bundled offering that includes in the per port unit cost paid by Customer: all telco-grade and manufacturer recommended physical facilities and associated environment required for the proper function of the equipment used to provide Service, including without limitation floor space, UPS fed AC power, DC power, battery bank, rectifiers, generator backup, heating, ventilation, air conditioning (HVAC), and any other utilities as may be necessary; functional PRI’s from the Pac-West Switch to the NAS, delivered in time intervals that are in accordance with the SLA as defined in this Agreement; sufficient IMT capacity into the Pac-West Switch to support all incoming User calls up to the number of Ports purchased by Customer, which IMT provisioning shall be the sole responsibility of Pac-West and which IMT bandwidth will be verified through IMT peak load reports provided to Customer at its request by Pac-West; a Rotary for each LCA that has been provisioned with at least 40 unique DID numbers, the ability to accept long distance calls, two-way traffic (i.e., in-bound and for testing purposes, out-bound (if trunks are to be used for outbound services on a new product or service application then Pac-West and Customer agree to review outbound traffic patterns and agree to work towards a mutually acceptable price structure for the outbound minutes, if any, at that time)), and calls delivered via both transient and reciprocal trunks; two (2) out of band (“OOB”) modems, each with an active POTS line, per equipment site that will be used for service activation and outage-related equipment maintenance, two (2) DS0 test phone numbers for every switch that provides ingress circuits for this Service; the purchase, installation, and maintenance of all equipment, telecommunication services and other related facilities required to provide Service up to the point of Service demarcation, which demarcation point shall be defined as the physical port of the equipment to which Customer’s Egress Circuit is connected (“Service Demarcation Point”); and anything else not yet identified that would be required to terminate a User call on the NAS and subsequently hand off the call to Customer at the Service Demarcation Point onto Customer’s Egress Circuits.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(d)  Service Egress Circuits

All costs associated with the acquisition and installation of the Egress Circuits to the Service Demarcation Point shall be the sole responsibility of Customer excepting any Pac-West imposed Egress Circuit port fees, which fees are included in the per port unit price of the Service. Customer agrees to use any existing available facilities in place between Customer and Pac-West, should such facilities exist and such use is permitted by law, as the preferred mechanism for Egress Circuit provisioning so as to activate Service in as expeditious a manner as possible provided said facilities are either i) under the ownership and control of Customer, or ii) under the ownership and control of Pac-West and being provided to Customer at or below then current market rates. Pac-West agrees to fully cooperate with Customer and any third-party provider selected by Customer to connect all Egress Circuits provisioned by such third-party provider to the specific ports identified by Customer at the Service Demarcation Point.

(e)  NAS Equipment

(i)  Responsibility

Pac-West or its affiliates shall (a) obtain and install the NAS equipment received from KMC Funding Corporation pursuant to the terms and conditions of its Bailment Agreement of certain equipment used in the providing of services herein with Pac-West dated January 30, 2002, marked Exhibit 5 and attached hereto (“KMC Agreement”) and (b) lease and install ancillary equipment received and leased from Customer. The execution and performance of the KMC Agreement, including but limited to delivery and possession of the equipment defined therein, which also includes all other required supporting equipment needed to provide Service to the Service Demarcation Point to Pac-West by KMC are conditions precedent to Pac-West’s obligations herein.

(ii)  Selection

Pac-West will only provide Service using an architecture that is consistent with the specified NAS vendors and the specific NAS configurations as identified in Section 1(b) above and the Appendices associated therewith. If Customer has a preferred configuration among the list identified in Section 1(b), Pac-West agrees to cooperate with Customer to provide Service using Customer’s preferred NAS configuration.

(iii)  Maintenance

Pac-West shall proactively maintain all NAS equipment and all related equipment used in connection with the Service to the extent possible without having direct console access. Pac-West shall maintain a sparing pool of parts for the NAS as provided in Exhibit 2. Pac-West shall provide Customer with 7x24x365 NOC-to-NOC technical support. Pac-West will continuously examine its processes and consider revisions in servicing Customer’s accounts in an ongoing effort to provide improved customer service for Customer.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(iv)  Operational Control

During the initial configuration of the NAS, OOB modems, and Management Console, Pac-West agrees to assist Customer as required. Upon Service Acceptance as defined in Section 11, and notwithstanding Section 1(e)(iii) above, Customer shall have exclusive responsibility for all existing and future NAS software operational elements, including without limitation operating system (“OS”) revision control and selection, OS upgrades, NAS configuration, network management of the NAS, software feature enhancement coordination and costs, and any other activity relating to the purchase, installation or management of the software elements of the NAS. Customer shall be responsible for fault identification and isolation, and Pac-West shall assist in the trouble resolution as required in accordance with the SLA requirements and maintenance procedures defined in the Agreement.

(v)  User Authentication

Customer shall have exclusive responsibility for User authentication.

(vi)  Technology Upgrades

Pac-West agrees that additional Accepted Service Configurations may be appended to this Agreement at the request of Customer as referenced in Section l(b), and Pac-West’s selection from that list shall be as defined in Section l(e)(ii). In the event an alternate NAS configuration to existing installed Service requiring a hardware upgrade is desired by Customer or Pac-West, the parties shall confer and mutually agree as to whether to deploy such hardware upgrade. Negotiation of the particulars with respect to such hardware upgrade, including without limitation cost sharing, migration scheduling, manufacturer purchase credits, and used equipment re-sale or re-deployment, shall be executed in good faith as conditions dictate on an individual case by case basis and structured according to the unique circumstances as may apply.

(vii)  KMC Equipment

If KMC Funding Corporation as to the KMC Agreement either (i) requests the return of the Ports; or (ii) terminates said Agreement, or (iii) breaches its covenants under such KMC Agreement, or (iv) provides equipment that is not in working order for Pac-West to provide service on the date of delivery of such equipment, or (v) rejects the KMC Agreement after a petition, under an applicable bankruptcy act or receivership statute, is filed by or against KMC Funding Corporation, then in any such event Pac-West may cease without penalty to provide the Services with respect to those Ports affected by (i), (ii), (iii), (iv) or (v) above, unless Customer, in its sole discretion and at its own expense, either (a) provides all the replacement equipment reasonably necessary for Pac-West to continue to provide Services with respect to such Ports; or (b) cancels its obligations as to the affected Ports for the remaining term of the contract; provided, however, that such cessation of Services shall not release Qwest of any obligation to pay the Monthly Recurring Charges of said Ports per the Early Termination (Section 3(b)) schedule. Additionally, Customer will have an obligation to pay any Monthly Maintenance Charges incurred by Pac-West for the cancelled Ports for the remainder of the term those maintenance agreements are in place. Lastly, if KMC requires Pac-West to return any of the said Ports, Pac-West shall solicit cost information from third parties to de-install and ship the Ports to KMC and shall also develop a cost for Pac-West to use its own personnel to de-install and ship the Ports to KMC. Customer shall have the option to select which method it prefers for the return of the Ports to KMC and shall, accordingly, reimburse amounts paid by Pac-West to the third party selected, or pay Pac-West its agreed charges, to de-install and ship the Ports to KMC.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
2.  Service Term

(a)  Boundary Definition/Co-Termination

The Service Term (as set forth in Section 2(b) below) shall begin upon the activation of any Ports pursuant to this Agreement, but no later than June 30, 2002. All Ports under each of the Phases described below shall have a co-terminus expiration date as set forth in Section 2(b).

(b)  Length

Except as provided in Sections 2(c) (Service Term Renewal), 3 (Early Termination), 7(a) (Payment and Taxes), 12(a) (Service Installation Intervals), 13(c) (Tariff Regulatory Changes), 13(d) (Tariff Misapplication), and 21 (Force Majeure), the Service Term of this Agreement shall commence as provided in Section 2(a) above and extend until June 30, 2005.

(c)  Renewal

Upon expiration, Customer may extend the term of this Agreement for an additional period of twelve (12) months by providing at least 30 days prior written notice to Pac-West.

3.  Early Termination

(a)  For Cause

This Agreement may be terminated by either party for cause without penalty or termination liabilities. Unless otherwise mutually agreed, termination due to cause shall be effective thirty (30) days after receipt of written notice sent to the defaulting party if such default has not been cured during such thirty (30) day notice period. Cause will be defined as any of the events of default below.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(i)  Fundamental Material Breach

Fundamental Material Breach will have been deemed to occur if either party fails to perform or comply with any material provision of this Agreement.

(ii)  Insolvency Breach

An Insolvency Breach will have been deemed to occur if (i) a party becomes insolvent, makes an assignment for the benefit of creditors, or provides written notification of an inability to pay debts as they mature or, with respect to Pac-West, (ii) the insolvency of Pac-West is reasonably believed to be imminent.

(iii)  Bankruptcy Breach

A Bankruptcy Breach will have been deemed to occur if a petition, under any foreign, state, or United States bankruptcy act or receivership statute, is filed by either party against the other party, or against either party by any third party.

(b)  Without Cause — By Customer

Customer may terminate this Agreement without cause in whole or in part (i.e., on a per Port basis) prior to the end of the Service Term subject to the early termination liabilities. In the event of Port termination prior to the Service Term, any Port for which Customer has satisfied the appropriate early termination charges as defined herein shall continue to be recognized by Pac-West as applicable towards the satisfaction of the Minimum Service Commitment pursuant to Section 4. The early termination liability for any given Port shall be determined by multiplying the total number of whole months between termination notice date and the end of the Service Term by the applicable price per Port pursuant to Section 5 by the declining liability percentage scale defined below:

Active Service Term Months	Liability Percentage
0-12	100%
13-24	85%
25-36	70%

(c)  Survivorship

The provisions set forth in Sections 17-20 (Warranties, Limitation of Liability, Intellectual Property Indemnity, and Confidentiality), as well as any other provision that reasonably may be expected to survive, shall survive the expiration or termination of this Agreement.

(d)  Migration Assistance

Upon expiration or any termination of this Agreement, Pac-West shall (i) provide Customer, or at Customer’s request Customer’s designees, reasonable assistance and consultation to ensure a smooth and timely transition of Customer’s purchase of Services then expiring or being terminated to another vendor or vendors or to Customer, and (ii) continue to provide the Services then expiring or being terminated to Customer (at prices then in effect as of the date of such expiration, termination or cancellation) and otherwise perform all of its obligations under this Agreement (such Pac-West obligations described in this Section collectively “Transition Assistance”) for the Transition Period. “Transition Period” shall mean a time period commencing upon the effective date of expiration or termination, and ending after six (6) months in duration.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
4.  Minimum Service Commitment

Except as otherwise provided herein, Customer agrees to maintain the Ports set forth below for the duration of the respective Service Terms (“Port Commitment”). The parties agree to work cooperatively to complete a deployment plan within thirty (30) days after the Effective Date that will result in the fastest reasonable delivery and activation for the entirety of the Port Commitment.

Phase 1 Port Commitment: Minimum of [**] Ports activated within 45 days of the Effective Date, at the locations set forth in Exhibit 4.

Phase 2 Port Commitment: Minimum of [**] additional Ports activated on or before June 30, 2002, at the locations set forth in Exhibit 4.

5.  Service Pricing

(a)  Non Recurring Charges

No non-recurring charges shall apply to this Service offering provided that the Port Commitment set forth in Section 4 has been satisfied. To the extent that any applicable tariff includes non-recurring charges, Pac-West agrees that such non-recurring charges already have been factored into the monthly fee for the bundled Service as set forth above, and if necessary will file a tariff amendment or supplement to reflect the same.

(b)  Monthly Recurring Charges

The billing for the Service will be determined by the total number of active Ports at the end of any calendar month. A Port shall be deemed active when it is capable of terminating an end-user call originated on the Public Switched Telephone Network (“PSTN”) that results in that end-user achieving Internet connectivity. The monthly fee per active Port for a given calendar month or any fraction thereof shall be [**] (“Port Rate”) plus any applicable taxes and surcharges in accordance with Section 7(b). For avoidance of doubt, this port rate includes Pac-West purchasing and providing hardware maintenance contracts with associated vendor Equipment as well as charges for Pac-West’s private virtual circuit use.

(c)  Rebate

At the end of each calendar month of the Service Term, and at the end of each calendar month during any extension thereof pursuant to Section 2(c), Pac-West shall calculate the total hours of usage of (i) the Ports used by Customer pursuant to this Agreement and (ii) the Ports used by Customer pursuant to that certain Dial Access Services Agreement between the parties dated as of December 29, 2000 (collectively, the “Port Usage”). If the Port Usage equals or exceeds an average of [**] hours per Port for such month, Pac-West shall provide Customer a rebate of [**] for each of the Ports under this Agreement for such month. Any such rebates shall be paid by check within 10 days after the end of the applicable calendar quarter in which the rebates became due.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
6.  Service Billing Procedures

Pac-West shall bill Customer monthly in arrears based on the applicable monthly fee pursuant to Section 5 for all active Ports as of the last day of the preceding month.

7.  Payment & Taxes

(a)  Payment

Pac-West will bill Customer monthly. Bills are due when issued and payable within 30 days after the bill is received. Undisputed amounts are past due if they are not received by Pac-West or its agent within 30 days after Customer receives the bill. Any amounts past due will be subject to a late payment charge accruing at the rate of 1-1/2% per month, or portion thereof, until paid. In addition, bills not paid within 10 days after Customer receives notice that they are past due, that are not otherwise subject to a legitimate dispute, may result in service interruption or suspension of access privileges to Pac-West’s collocate facility until the full, undisputed amount of the bill is paid; provided, however, that Pac-West shall not interrupt service or suspend access privileges without providing at least 15 business days prior written notice to Customer. Customer agrees to pay all costs incurred by Pac-West in collecting any unpaid, undisputed amounts, including attorneys fees.

(b)  Taxes

All prices for Services provided hereunder are exclusive of any sales, use or VAT taxes imposed or levied by any government entity on the Services provided hereunder (“Taxes”). Customer agrees to pay any applicable Taxes that Pac-West is required to collect or pay in connection with any Service provided hereunder; provided that in no event shall Customer be required to pay any taxes on the net income, municipal franchise, real or personal property, or gross receipts of Pac-West. In the event that Customer believes it is exempt from otherwise applicable Taxes, Customer shall provide Pac-West with an exemption certificate evidencing such claimed exemption, which Pac-West shall honor. All applicable Taxes shall be itemized in each invoice.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(c)  Invoicing

All invoices for Services provided hereunder shall be sent to:

Qwest Communications Corporation
555 17th Street
Denver, CO 80202
Attention: Accounts Payable

8.  Applicable Service Territory

To the extent requested by Customer, Pac-West agrees to provide Service as defined in this Agreement in all locations that Pac-West is technically capable of providing Service using its current and/or future affiliates’ telecommunication facilities within their existing or future network footprint.

9.  Service Portability

Both parties agree that due to the dynamic nature of Dial Access Internet traffic, it is their intent to allow portability of the Ports to different locations. Reasonable re-allocation of Ports between LCAs that are serviced by a single physical Pac-West location shall be accommodated without charge. In the event of a re-allocation of Ports between LCAs that are serviced by different physical Pac-West locations, the parties agree to negotiate in good faith with regard to timeframes and the one-time non-recurring costs, which shall be limited to reasonable time and materials, for such portability.

10.  Service Ordering Procedure

(a)  Orders

Pac-West shall be the single point of contact through which Customer may order services under this Agreement for itself and its affiliates from the Pac-West family of companies set forth in the recitals to this Agreement. Customer has no obligation but may at its option purchase additional Ports under the terms and conditions of this Agreement. The parties agree to follow the procedures for any additional Port orders in accordance with that which is defined in this Section 10.

(b)  Request For Information

Customer shall provide Pac-West with a non-binding request for information (“RFI”) in writing identifying (i) the number of Ports being considered for deployment by Customer; and (ii) the geographic location (for a new Rotary) or the LCA (for the expansion of an existing Rotary) for such identified Ports.

(c)  RFI Response

Pac-West shall have seven (7) calendar days from receipt of such RFI to advise Customer in writing whether (i) Pac-West agrees to provision such identified Ports, if ordered, within the SLA installation time frame set forth in Section 12 below; (ii) Pac-West agrees to provision such identified Ports, if ordered, within an alternative, reasonable time frame that is greater than the SLA installation time frame set forth in Section 12 below; or (iii) Pac-West does not agree to provision such identified Ports.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(d)  Firm Order Placement

In the event that Pac-West has identified that it agrees to provision the identified Ports, if ordered, Customer shall have seven (7) calendar days from receipt of Pac-West’ s written response to send Pac-West a firm and binding order in writing (“Firm Order”) for the identified Ports or any fraction thereof. If Customer does not send Pac-West a Firm Order within seven (7) calendar days from receipt of Pac-West’s written response, Customer’s RFI and Pac-West’s response thereto shall be deemed to have expired.

11.  Service Acceptance Procedures

Customer’s acceptance of newly activated Ports at a given location shall be made promptly following the successful completion of service acceptance tests conducted jointly by the parties. At a minimum, such service acceptance tests shall include the login and RADIUS authentication to Customer’s network specifically via the newly activated Ports. A full, and mutually agreeable acceptance policy and procedure will need to be constructed within 30 days of contract acceptance from both parties. Once Service has been accepted by Customer, which acceptance shall not be unreasonably withheld, Customer agrees to the billing provisions pursuant to Section 6 by Pac-West for all accepted Ports.

12.  Service Level Agreements (“SLA”)

Pac-West agrees to provide Service in accordance with the performance standards as defined herein.

(a)  Service Installation

Pac-West agrees to use best efforts to install all Ports of the Port Commitment in accordance with the provisions of Section 4. Pac-West agrees to use commercially reasonable efforts to install all new Ports that may be ordered beyond the Port Commitment within forty-five (45) calendar days after receipt of a Firm Order from Customer. In the event that Pac-West determines after beginning the Port installation process that it will not be able to meet this installation objective and notifies Customer of same, or Pac-West fails to meet the scheduled installation date without prior notification, Customer may cancel the ordered Ports without liability for any termination charges.

(b)  Acceptable Service Availability

“Service Level” shall be defined as the level of service at or above which Pac-West shall provide the Service to Customer and includes the following elements (all of which shall be based on industry-standard measurements) provided by Pac-West: (i) 7x24x365 (at the Pac-West equipment location) remote hands services; (ii) a network designed to ensure P.01 grade of service per industry standards; (iii) installation of Service in accordance with the installation guidelines as defined in Section 12(a); (iv) a time to repair from the time Customer’s calls to the Pac-West help desk are answered (“MTTR”) that is consistent with the provisions of Section l2(e) below; (v) Pac-West’s ongoing efforts to meet or exceed industry standards for onsite power and environmental provided to devices, PRI lines, local loop access, and for out-of-band access to the devices under this Agreement; (vi) an average uptime of ninety nine and ninety eight hundredths percent (99.98%) for the portion of the Pac-West network from and including Pac-West switches, measured on a per-Port basis; and (vii) monthly reports of a kind reasonably standard in the industry that relate to performance issues and service levels in relation to the Pac-West network. Pac-West will be deemed to have failed to meet the above Service Level elements where one percent (1%) of the Ports provided under this Agreement fail to meet any of the standards as set forth in this Service Level definition.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(c)  Service Outage Credits

Service outage credits may be claimed by Customer when any Port is interrupted or does not meet performance standards for any period lasting one (1) or more consecutive hours. No credit will be available if the interruption is caused by (i) the failure of Customer to properly operate the NAS equipment; (ii) the negligence or willful misconduct of Customer; or (iii) an event of Force Majeure as provided in the Agreement. The amount of the credit shall be equal to the pro-rata monthly fee due for all affected Ports during which a confirmed outage has occurred, including the initial one (1) hour.

(d)  Service Failure Definitions

(i)  Severity 1 — CRITICAL - Service Outage

A service-outage situation is critical-system outage or service degradation severe enough to completely inhibit custom-network usage. This includes outages or system degradation of NAS equipment or of Local Exchange Carrier (LEC) networks. Examples of Severity 1 Service Failure are:

z	T-1 Outage(s) (Affecting 50% or higher of affected LCA)
z	Circuit Outage DS-3 or Above (Affecting dial service)
z	Backbone Equipment (Router, etc.) affecting dial service
z	NAS Failure (Affecting 50% or higher of POP)
z	Fiber Cut (Related to dial service outage)
z	Power Outage (Related to dial service outage)
z	Denial of Service (Authentication issues)
z	Emergency Maintenance

(ii)  Severity 2 — MAJOR - Service Affecting

A service-affecting situation involves performance deviations that degrade network performance, but do not completely inhibit customer usage of the network. Examples of Severity 2 Service Failure are:

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
z	T-1 Outage(s) (Affecting 49% or less of affected LCA)
z	NAS Failure (Affecting 49% or less of POP)
z	Capacity problems due to circuit or router outage
z	Performance problem not severe

(iii)  Severity 3 — MINOR - Non-Service Affecting

A non-service affecting situation involves remote-access issues, non-service affecting system/network configurations, or scheduled or unscheduled maintenance to the network and/or network equipment. The regular maintenance window will be utilized under all non-emergency situations, and the customer will be notified if any work needs to be done outside of these windows. Examples of Severity 3 Service Failure are:

z	Routine Maintenance
z	Remote Access Issues
z	Non-Service Affecting Configurations and Code

(iv)  Service Failure Response Times

Pac-West shall use commercially reasonable efforts to diligently respond and repair any service failure based upon the grade of the failure, in accordance with the tables set forth below.

Security Level	Maximum Time to Repair (MTTR)
1	2 hours
2	4 hours
3	8 hours

(v)  Escalations

Exhibit 3 contains Pac-West’s operations and senior management escalation matrix. Pac-West agrees to update and maintain such matrix on a current basis for the duration of the Service Term. Such matrix shall include email addresses and telephone access numbers for operations and senior management points of contact who are available and authorized to address and resolve Service performance issues on a 24x7x365 basis. Fault Notification Procedures

For all problems requiring Customer’s NOC interaction, attention should be sent to noc@qwestdial.net or contact to be made through the Wholesale direct number, 800.360.2577. Pac-West will provide a single point of contact for Customer to use as a network outage contact.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
13.  Applicable Federal, State. or Local Tariffs
(a)  Tariff Disclosure

This Agreement is in addition to, and in no way replaces, any applicable tariff provisions, and together with such tariff provisions, shall be used to settle any dispute that may arise with respect to the Service provided hereunder. Pac-West agrees to provide Customer with a list of all applicable tariffs and corresponding territories that may apply to this Service offering within thirty (30) days of the Effective Date.

(b)  Service-related Tariff Filings

In the event that Pac-West is required to make any tariff filings with respect to this Agreement, Pac-West agrees to provide Customer with a draft of such tariff filing for Customer’s review, comment, and approval, which shall not be unreasonably withheld, conditioned, or delayed by Customer. Pac-West agrees to afford Customer a reasonable period of time to conduct such review, but no less than fourteen (14) calendar days, and to incorporate or otherwise address any reasonable comments provided in writing by Customer to Pac-West. In no event shall such a tariff filing be inconsistent with or contrary to the terms and conditions of the Agreement.

(c)  Regulatory Changes to Service

Pac-West and Customer acknowledge that this Agreement and some or all of the Services provided hereunder may be subject to review by certain federal, state, and local regulatory bodies. If any regulatory action by such bodies alters the terms and conditions of this Agreement materially and adversely to either party, the affected party may terminate the affected Service(s) without liability for any termination charges upon thirty (30) days prior written notice to the other party; provided that the parties are unable to negotiate in good faith a mutually agreeable alternate relationship within ten (10) day’s of such notice. Notwithstanding the foregoing, if a proposed regulatory action includes future charges relating to regulatory changes in interconnect agreements with an incumbent local exchange carrier (“ILEC”), the Parties agree to the following procedure:

(i)  Pac-West shall provide notice to Qwest of such proposed regulatory action immediately after the same is received by Pac-West;

(ii)  If such regulatory action occurs and results in an increase in charges in interconnect agreements between Pac-West and an ILEC, Customer shall nonetheless receive the Services on the same rates and charges as provided herein for a period of six (6) months. After that six-month period, Customer may choose to either (i) pay the increase in charges on a pass-through basis, without markup, or (ii) terminate the Agreement without penalty or liability, including, without limitation, any early termination charges in Section 3. If Customer chooses to terminate the Agreement as provided in this subsection, Customer shall receive the Transition Assistance provided in Section 3(d) during the Transition Period, but the price payable by Customer during such Transition Period shall reflect the increase in charges on a pass-through basis, without markup, as described in this subsection.

(d)  Tariff Misapplication

Notwithstanding anything in this Agreement to the contrary, in the event that Pac-West enforces or attempts to enforce any tariff provision that is materially different from the provisions, spirit, and intent of this Agreement, Customer may cancel the Service(s) affected by such enforcement or attempted enforcement without liability for any termination charges upon thirty (30) days prior written notice to Pac-West.

14.  Sale of Assets

In the event that Pac-West or its affiliate(s) sell(s) any network assets used in connection with the Services to a third party, the number of Ports associated with the network assets sold by Pac-West or its affiliate shall survive the sale with respect to Customer’s satisfaction of the Minimum Service Commitment set forth in Section 4.

15.  Annual Review

On or about the anniversary date of the Effective Date of this Agreement, the parties shall meet on an annual basis to review and discuss the Services’ architecture and equipment, market conditions, regulatory changes, and the market competitiveness of the prices and commitment levels set forth herein, as well as any business, performance, or operational issues as may arise between the parties. The parties also shall discuss the deployment of future technologies in Pac-West’s networks, including without limitation alternative call delivery technologies (e.g., SS7 and/or soft switch technologies), and any corresponding price decreases associated with such deployment. The parties agree to negotiate in good faith to maintain the competitive viability of this Agreement.

16.  Representations and Warranties

(a)  Execution Authority

Each party represents and warrants to the other that it has the power and authority to enter into this Agreement and each Schedule or Exhibit hereunder.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(b)  Service Authority

Pac-West represents and warrants that it has the ability and authority to provide, directly or indirectly through its affiliates and/or subcontractors, the Services described in this Agreement agreed upon by the parties within those LATAs where Pac-West or its affiliates operate.

(c)  Pac-West Warranties

Pac-West represents and warrants that:

(i)  it shall provide suitably qualified personnel to perform the Services defined in this Agreement in a timely and efficient manner with diligence and care, consistent with the professional standards of practice in the industry, and in conformance with all applicable laws and regulations, and that the Services shall comply with this Agreement and the SLA. Pac-West shall provide, maintain, and upgrade the Services in accordance with the same first-class standards applied by Pac-West to similar projects for itself, for any of its affiliated companies, and for other clients; and

(ii)  any software, (including any updates, releases and versions thereto) and any media used to distribute it used by Pac-West to provide the Services (collectively, the “Software”), contains no computer instructions, circuitry, routines or other technological means (“Harmful Code”) whose purpose is to disrupt, damage or interfere with Customer’s use of its computer and telecommunications facilities for their commercial, test or research and development purposes. Pac-West further represents that current releases of the Software contain no third party software that would require Customer to obtain any licenses or agree to any terms and conditions in addition to those set forth in this Agreement. Pac-West shall indemnify Customer and hold Customer harmless from and against any and all claims, losses, costs, liabilities, damages and/or expenses, including reasonable attorneys fees and allocated cost of Customer’s in-house counsel, arising from the presence of Harmful Code in or with the Software used by Pac-West in providing the Services; and

(iii)  it has obtained and shall maintain the full power and authority to grant the rights granted and provide the Services herein without the further consent of any other person. Pac-West will indemnify Customer and hold it harmless from and against any and all claims, losses, costs, liabilities, damages and/or expenses, including reasonab1e attorney’s fees and allocated cost of Customer’s in-house counsel, arising out of any breach or claimed breach of this warranty; and

(iv)  the Software, materials and equipment used to provide the Services shall be able to accurately process data (including without limitation, calculating, compiling and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, and will create, store, process and output information related to or including dates on or after January 1, 2000 without error or omissions. At Customer’s request, Pac-West will provide evidence sufficient to demonstrate the ability of the Equipment provided under this Agreement to meet these requirements; and

(v)  there are no pending or threatened lawsuits, claims, disputes or actions (i) alleging that the equipment infringes or misappropriates any third party’s patent, copyright, trademark, trade secret, proprietary or other intellectual property rights, or (ii) adversely affecting the equipment, the Services or Pac-West’s ability to undertake and perform its obligations under this Agreement.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(d)  Express Warranties

THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17.  Limitation of Liability

(a)  Customer Indemnification

Pac-West shall indemnify Customer from any claim or damages due to the injury or death of any individual, or the loss or damage to real or personal property, resulting from the willful or negligent acts, or omissions of Pac-West, its agents or employees.

(b)  General Liability Limitation

EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTIONS 18 (INTELLECTUAL PROPERTY INDEMNITY) AND 19 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)  Applicable Law

In the event any applicable law does not allow the limitation or exclusion of liability as provided for in this Agreement, the subject limitation or exclusion of liability shall be deemed modified so as to limit or exclude the parties’ liability for damages hereunder to the greatest extent permitted by such law.

(d)  Internet Disclaimers & Limitations

Neither party will be liable or responsible for the content of any information contained on the Internet. Neither party will assume any responsibility for any consequences suffered by any third person as a result of obtaining Internet access, including without limitation damages arising from accessing Internet content or from computer viruses.

18.  Intellectual Property Indemnity

(a)  Pac-West shall defend, indemnify, and hold harmless Customer from any third party claim alleging that the Services provided hereunder violate the patent, trade secret, copyright, or other intellectual property right of any third party; provided that Customer provides Pac-West: (a) prompt notice of such claim; (b) sole control over the defense and/or settlement of such claim; and (c) all assistance reasonably required for the defense of such claim.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.

(b)  Customer shall defend, indemnify, and hold harmless Pac-West from any third party claim alleging that Customer’s Service specifications provided to Pac-West hereunder (if any) violate the patent, trade secret, copyright, or other intellectual property right of any third party; provided that Pac-West provides Customer: (a) prompt notice of such claim; (b) sole control over the defense and/or settlement of such claim; and (c) all assistance reasonably required for the defense of such claim.

19.  Confidentiality

The parties agree to abide by the Mutual Non-disclosure Agreement attached hereto for reference as Exhibit 1, which shall be executed by the parties contemporaneously herewith.

20.  No Publicity

Neither party may use the name, logo, trademarks, service marks, or other proprietary identifying symbols of the other party in any press release, public statement, advertising, signage, marketing materials, brochures, or other materials in any medium without the other party’s prior written consent. With respect to Customer, such prior written consent shall be required from both: (a) a Vice President or more senior officer of Customer; and (b) an authorized representative of Customer’s media relations department. Any such permitted use shall comply with the guidelines or instructions provided by the other party.

21.  Force Majeure

(a)  Definition

Neither party shall be liable for any loss or damage resulting from any cause beyond its reasonable control (“Force Majeure”), such as, but not limited to, fire, explosion, lightning, flood, earthquake, strikes or labor disputes, terrorism, floods, storms, acts of God, war, civil disturbances, acts of civil or military authorities, or the public enemy. Upon the occurrence of any Force Majeure event and to the extent such Force Majeure event substantially interferes with a party’s performance with respect to a Service, such party shall be excused from such performance during the period of the Force Majeure event; provided that the party invoking this Section 21(a) uses all commercially reasonable efforts to avoid or remove such causes of nonperformance. In the event that Pac-West invokes this Section 21(a), Customer’s payment obligations for any affected Service(s) shall be suspended during the period of such Force Majeure event.

(b)  Termination Rights

In the event of a delaying or interfering condition having more than thirty (30) calendar days duration, the other party may terminate the affected Service(s) without liability for any termination charges upon ten (10) days prior written notice to the party invoking Section 21(a) above and the Ports associated with such terminated Services shall be counted for purposes of satisfying the Port Commitment.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
22.  Insurance

During the term of this Agreement, Pac-West shall maintain insurance of the kinds and in the amounts specified below with insurers of recognized responsibility, licensed to do business in the State(s) where the Services are being performed, and having either: an A.M Best’s rating of A-8, a Standard & Poor’s (“S&P’s”) rating of AA, or a Moody’s rating of AZ. If any Services provided for or to be performed under this Agreement are subcontracted, Pac-West shall require the subcontractor(s) to maintain and furnish it with insurance approved by Customer.

(a)  Insurance Coverage

In accordance with the above, Pac-West and any subcontractors shall maintain the following insurance coverage:

(i)  Commercial General Liability Insurance: $1,000,000 per occurrence combined single limit/$2,000,000 general aggregate and will include coverage for contractual liability, coverage for the use of independent contractors, products and completed operations, and will not contain an exclusion for explosion, collapse, and underground coverage.

(ii)  Business Automobile Liability Insurance including coverage for owned, hired, leased, rented and non-owned vehicles as follows: $1 million combined single limit per accident.

(iii)  Worker’s Compensation and Employers’ Liability Insurance: Workers’ Compensation in the statutory amount(s) and with benefits required by the laws of the state in which the Services are performed and the state(s) in which employees are hired, if the state(s) are other than that in which the Services are performed. Employers’ Liability with minimum limit of liability of: (a) $l million for bodily injury by accident/each accident, (b) $1 million for bodily injury by disease/each employee, and (c) $1 million for bodily injury by disease/policy limit (aggregate).

(iv)  A combination of primary and excess/umbrella liability policies will be acceptable as a means to meet the limits specifically required hereunder. THE REQUIRED MINIMUM LIMITS OF COVERAGE SHOWN ABOVE, HOWEVER, WILL NOT IN ANY WAY RESTRICT OR DIMINISH PAC-WEST’S LIABILITY UNDER THIS AGREEMENT.

(b)  Insurance Certification

Certificates of such insurance shall be submitted to Customer naming Customer as ADDITIONAL INSURED on such policies as appropriate, prior to the start of any Services associated with this Agreement. These certificates shall certify that termination of such coverage shall be effective without at least ten (10) days advance notice to Customer.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(c)  Subcontractor Insurance

Pac-West shall require each subcontractor to provide and maintain at all times during the term of this Agreement insurance equivalent to that which is required of Pac-West. Each subcontractor shall waive all right to recovery against Customer for any injuries to persons or damage to property in the execution of Services performed under this Agreement, exclusive of such liability resulting from Customer’s negligence or intentional misconduct.

(d)  Insurance Deficiency Remedies

Should Pac-West at any time neglect or refuse to provide the insurance required, or should such insurance be canceled or non-renewed, Customer shall have the right to purchase such insurance, and the cost shall be billed to Pac-West. In addition, should Pac-West at any time neglect or refuse to pay the necessary premium, Customer shall have the right to deduct this amount from monies due Pac-West.

(e)  OSHA Compliance

Pac-West and all subcontractors shall comply with the terms of the Occupational Safety and Health Administration (OSHA) and all locations’ and jurisdictions’ safety and health regulations during the full term of this Agreement.

23.  Assignment

Neither party may assign, transfer or convey any of its rights, in whole or in part, by operation of law or otherwise, nor delegate any of its duties of performance under this Agreement, without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be absolutely null and void ab initio and of no force or effect. Notwithstanding the foregoing, (i) Customer may assign its rights and benefits and delegate its duties and obligations under this Agreement without the consent of Pac-West to any Affiliate of Customer or if necessary to satisfy the rules, regulations and/or orders of any federal, state or local governmental agency or body, provided that unless Pac-West agrees otherwise in writing, such consent not to be unreasonably withheld, Customer shall remain liable hereunder if it assigns this Agreement to its Affiliate and (ii) Pac-West may assign its rights and benefits and delegate its duties and obligations under this Agreement without the consent of Customer to an affiliate of Pac-West provided that unless Qwest agrees otherwise in writing, such consent not to be unreasonably withheld, Pac-West shall remain liable hereunder if it assigns this Agreement to its Affiliate. Subject to the restrictions contained in the preceding sentences, this Agreement shall be binding upon the successors and assigns of the parties. “Affiliate” means, with respect to a party, any person, group of persons or entity which controls, is controlled by, or is under common control with such party. For purposes hereof, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of any such entity whether through the ownership of voting securities, by contract or otherwise.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
24.  Governing Law

(a)  Governing State Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to any conflict of laws principles; provided that if a Service purchased hereunder is subject to an alternative governing law provision set forth in an applicable tariff, then such alternative governing law provision shall apply to such Service.

(b)  Dispute Resolution

The parties shall in good faith attempt to resolve through informal negotiations, at the lowest possible level of authority, any disagreement, controversy, claim, or dispute arising under this Agreement (“Dispute”). The parties agree that time shall be of the essence in the resolution of such Dispute. In the event that such negotiations are not successful, the Dispute shall be referred to each party’s respective operational Vice President or its equivalent, who shall attempt to resolve the Dispute within thirty (30) days. In the event that the parties are not able to resolve the Dispute within this thirty (30) day period, or such other period of time as the parties may mutually agree upon, either party may submit the dispute to arbitration in San Francisco, California, under the commercial arbitration rules of the American Arbitration Association, or, at its option, shall prior to the commencement of arbitration be entitled to pursue its legal and/or equitable remedies in a federal or state court of competent jurisdiction.

25.  Notices

All notices or other communications hereunder shall be deemed to have been fully given when made in writing and delivered in person, by confirmed facsimile or overnight courier, or deposited in the United States mail, postage prepaid, and addressed as follows:

To Customer:

555 Seventeenth Street, Suite 1000
Denver, Colorado 80202
Attn: President - Qwest Internet Solutions
Attn: General Counsel

To Pac-West Telecomm, Inc.:

1776 March Lane Ste.250
Stockton., CA 95207
Attention: Greg Miller
Vice President of Sales

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
The address to which notices may be given by either party may be changed upon written notice given to the other party pursuant to this Section 25.

26.  Construction

(a)  This Agreement shall be construed wherever possible to avoid conflict between the Articles hereof and the attachments and exhibits hereto (“Attachments”). Where a conflict cannot be avoided, the provisions set forth in the Articles of this Agreement shall control over the Attachments hereto.

(b)  The parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

27.  Non-Waiver

The failure of Pac-West or Customer to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment for the future of any such provision, but the same shall be and remain in full force and effect.

28.  Severability

If any term of this Agreement is found to be unenforceable in any jurisdiction, then such term shall be enforced to the maximum extent permitted by law, rather than voided, and the remaining terms of this Agreement shall remain in full force and effect.

29.  Headings

Article, section, or paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

30.  Relationship of Parties

(a)  Non-Exclusivity

The relationship created by this Agreement is non-exclusive. Customer shall be free to acquire services similar to the Services from alternative sources without obligation to Pac-West.

(b)  Pac-West as Independent Contractor

Pac-West’s relationship to Customer is that of an independent contractor. Pac-West’s employees and subcontractors shall be deemed to be independent contractors, and not employees of Customer, for the purposes of all applicable laws and regulations.

Confidential Information Redacted and Filed Separately with the Commission. Omitted Portions Indicated by [**].

Confidential Treatment Requested by Pac-West Telecomm, Inc.
(c)  Relationship Boundary

This Agreement is not intended by the parties to constitute or create any form of business relationship beyond the express terms hereof, and the rights and obligations of the parties shall only be those expressly set forth in writing. Neither party shall have authority to bind the other, except to the extent authorized herein.

31.  Purchases on Behalf of Customer Affiliates

Customer may purchase Services pursuant to this Agreement for the use by Customer’s Affiliates and their end users.

32.  Entire Agreement

This Agreement and any applicable tariff provisions shall constitute the complete, final, and exclusive statement of the terms of the agreement between Pac-West and Customer regarding the subject matter hereof, and shall supersede all prior or contemporaneous written or oral representations, understandings, and communications relating thereto. The terms and conditions of this Agreement shall not be varied, supplemented, waived, qualified, modified, or interpreted by any prior or subsequent course of dealing between the parties, failure, or delay to enforce any rights hereunder, or by any usage of trade or manner other than by a subsequent writing signed by authorized representatives of both parties. Neither party shall be bound by any pre-printed terms additional to or different from those in this Agreement that may appear subsequently in the other party’s form documents, purchase orders, quotations, acknowledgments, invoices, or other communications, except for any applicable tariff provisions.

IN WITNESS WHEREOF, the parties have caused this Dial Access Services Agreement to be executed by their respective authorized representatives.

AUTHORIZED APPROVALS

Qwest Communications Corporation                                        Pac-West Telecomm, Inc.

By: /s/ William Eveleth                                                  By: /s/ Gregory S. Miller

Printed Name: William Eveleth                                                 Printed Name: Gregory S. Miller

Title:                                                                                                                                                                       Title:  Vice President - Sales